EXHIBIT 11

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE




                                              Three Months Ended     Six Months Ended
                                                March 31, 1998        March 31, 1998
                                                --------------        --------------
Net Income                                     $   557,945              1,016,735
                                                 =========              =========

Weighted average shares outstanding              3,122,845              3,117,116

Reduction for common shares not yet
 released by Employee Stock Ownership Plan        (249,790)              (252,435)
                                                 ---------              ---------

Total weighted average common shares
 outstanding for basic computation               2,873,055              2,864,681
                                                 =========              =========

Basic earnings per share                       $       .19                    .35
                                                      ====                   ====

Total weighted average common shares
 outstanding for basic computation               2,873,055              2,864,681

Common stock equivalents due to dilutive
 effect of stock options                           123,346                122,997
                                                 ---------              ---------

Total weighted average common shares and
 equivalents outstanding for diluted
 computation                                     2,996,401              2,987,678
                                                 =========              =========

Diluted earnings per share                     $       .19                    .34
                                                      ====                    ===



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